As filed with the Securities and Exchange Commission on July 18, 2014

Registration no. 333-196584

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VASCULAR BIOGENICS LTD.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

Israel	2834	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Vascular Biogenics Ltd.

6 Jonathan Netanyahu St.

Or Yehuda

Israel 60376

972-3-634-6450

(Address, Including ZIP Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name, Address, Including ZIP Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Bloom, Esq. Lawrence S. Wittenberg, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Yuval Horn, Adv. Keren Kanir, Adv. Horn & Co, Law Offices Amot Investments Tower 2 Weizmann St., 24th Floor Tel Aviv, Israel 6423902 972-3-637-8200	Brent B. Siler Darren K. DeStefano Cooley LLP 11951 Freedom Drive Reston, VA 20190 (703) 456-8000	Chaim Friedland, Adv. Ari Fried, Adv. Gornitzky & Co. Zion House, 45 Rothschild Blvd. Tel Aviv, Israel 6578403 972-3-710-9191

Approximate date of commencement of proposed offering to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 3 to the Registration Statement on Form F-1 is to amend the exhibit index and to submit exhibits 10.3, 10.4, 10.5, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13 and 10.15. Accordingly, this Amendment No. 3 consists only of this explanatory note and Part II, including the signature page and the exhibit index. This Amendment No. 3 does not contain a copy of the prospectus that was included in Amendment No. 2 to the Draft Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Officer Holders (Including Directors).

Under the Israeli Companies Law 1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. Our articles of association to be effective immediately prior to the closing of this offering include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

•

a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

•

reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•

a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or penalty levied against the office holder.

Under the Companies Law, for the approval of exculpation, indemnification and insurance of office holders who are executive officers, directors and controlling shareholders, see the section of the prospectus that forms a part of this Registration Statement entitled “Management—Approval of Related Party Transactions Under Israeli Law.”

Our amended and restated articles of association to be effective immediately prior the closing of this offering permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

We have entered into indemnification and exculpation agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

We are not aware of any pending or threatened litigation or proceeding involving any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our office holders by the underwriters against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

Since January 1, 2011, after giving effect to the 1-to-4.5 forward share split of our shares to be effected prior to the completion of this offering:

•	We have granted options to purchase an aggregate of 531,166 ordinary shares to our directors, officers, employees and service providers, in each case having an exercise price of $3.32 per share.

•	We have issued and sold 154,634 ordinary shares pursuant to the exercise of options held by our directors, officers and employees, having a weighted average exercise price per share of $1.72.

•	In January 2011, we issued 343,080 Series D preferred shares at $11.21 per share to 11 investors.

•	On April 30, 2013, we issued a convertible loan in the aggregate principal amount of approximately $10.0 million to 10 investors.

•

In May 2014, we issued an aggregate of 1,495,331 Series E preferred shares to 21 investors, consisting of 413,096 Series E preferred shares at a purchase price of $11.95 per share and 1,082,235 Series E preferred shares issued upon conversion of our convertible loan that we received on July 1, 2013.

The sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon (i) Section 4(2) of the Securities Act, including Regulation S promulgated thereunder, as transactions by an issuer not involving any public offering or involving offers and sales of securities outside the United States (ii) Section 3(a)(9) of the Securities Act, as exchanges of our securities with our existing security holders and no commission or remuneration was paid or given directly or indirectly for soliciting such exchanges, or (iii) Rule 701, as issuances under our equity incentive plans.

Item 8. Exhibits and Financial Statement Schedules.

•	The Exhibit Index is hereby incorporated herein by reference.

•	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Financial Statements and related notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

•

To provide the underwriters specified in the Underwriting Agreement, at the closing, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

•

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to its Registration Statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 18, 2014.

VASCULAR BIOGENICS LTD.

By:	/s/ Dror Harats
Name: Dror Harats Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dror Harats Dror Harats	Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2014

* Bennett M. Shapiro	Non-Executive Director	July 18, 2014

* Ruth Arnon	Non-Executive Director	July 18, 2014

* Jide J. Zeitlin	Non-Executive Director	July 18, 2014

* Jecheskiel Gonczarowski	Non-Executive Director	July 18, 2014

* Dan J. Gelvan	Non-Executive Director	July 18, 2014

* Ruth Alon	Non-Executive Director	July 18, 2014

/s/ Amos Ron Amos Ron	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 18, 2014

Authorized Representative in the United States

/s/ Donald J. Puglisi	July 18, 2014

Name: Donald J. Puglisi

Title: Authorized Representative in the United States

*By:	/s/ Amos Ron
Amos Ron
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1**	Articles of Association of the Registrant as amended and in effect prior to this offering.

3.2**	Amended and Restated Articles of Association of the Registrant to be effective immediately prior to the closing of this offering.

3.3**	Memorandum of Association of the Registrant as amended and in effect prior to this offering.

3.4**	Amendment to Memorandum of Association of the Registrant to be effective immediately prior to the closing of this offering.

4.1**	Amended and Restated Investors’ Rights Agreement, dated as of March 13, 2008, by and among the Registrant and the other parties thereto, as amended.

4.2*	Specimen share certificate.

4.3**	Warrant to purchase ordinary shares, dated May 8, 2014, issued to S.R. Horn Assets Ltd.

4.4**	Warrant to purchase ordinary shares, dated April 1, 2001, issued to Dror Harats, as amended.

4.5**	Warrant to purchase ordinary shares, dated May 14, 2001, issued to Dror Harats, as amended.

4.6**	Warrant to purchase ordinary shares, dated December 28, 2001, issued to Dror Harats, as amended.

5.1*	Opinion of Horn & Co, Law Offices, Israeli legal counsel of the Registrant.

10.1!**	Employee Ownership and Share Option Plan (2011) of the Registrant, and form of agreement thereunder.

10.2!**	Form of Release and Indemnification Agreement to be entered into between the Registrant and its officers and directors.

10.3+	Commercial Gene Therapy License Agreement, dated April 15, 2011, between the Registrant and Crucell Holland B.V.

10.4+	Agreement, dated February 3, 2013, between the Registrant and Tel Hashomer—Medical Research, Infrastructure and Services Ltd.

10.5+	Manufacturing Services Agreement, dated January 5, 2012, between the Registrant and Lonza Houston, Inc.

10.6**	Master Services Agreement, dated May 14, 2008, between the Registrant and Genzyme Pharmaceuticals.

10.7+	Technical Agreement on the Manufacture of Capsules, dated April 29, 2008, between the Registrant and Encap Drug Delivery and standard terms and conditions of purchase order.

10.8+	Technical Agreement on the Manufacture of Capsules, dated August 3, 2012, between the Registrant and Encap Drug Delivery and standard terms and conditions of purchase order.

10.9+	Material Transfer and Confidentiality Agreement, effective as of September 19, 2005, among the Registrant, Crucell Holland B.V. and BioReliance Ltd.

Exhibit No.	Description

10.10+	General Services Agreement, dated September 24, 2012, between the Registrant and BioClinica, Inc., and Addendum dated November 19, 2012 and August 29, 2013.

10.11+	Clinical Trial Agreement, dated September 9, 2012, between the Registrant and SCIderm GmbH.

10.12+	Service Agreement, dated November 8, 2012, between the Registrant and KCR S.A.

10.13+	Service Agreement, dated December 16, 2013, between the Registrant and KCR S.A.

10.14#**	Lease Agreement, dated January 2013, between the Registrant and Matzlawi Building Company Ltd.

10.15+	Material Transfer and Confidentiality Agreement, effective February 6, 2012 between the Registrant, Crucell Holland B.V. and Lonza Houston, Inc.

10.16**	Agreement between the Registrant and Prof. Jacob George, dated January 24, 2010, as amended on August 1, 2012.

10.17!**	Employee Share Ownership and Option Plan (2014) of the Registrant, and form of Capital Gains Option Agreement thereunder.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.

23.2*	Consent of Horn & Co, Law Offices (included in Exhibit 5.1).

24.1**	Powers of Attorney (included on signature page to the original filing of this Registration Statement on Form F-1).

*	To be filed by amendment.

**	Previously filed.

!	Management contract or plan.

+	Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request.

#	English summary of original Hebrew document.